Exhibit 8.1
[Letterhead of Morrison & Foerster LLP]
April 20, 2009

Bank of America Corporation
BAC Capital Trust XVI
BAC Capital Trust XVII
BAC Capital Trust XVIII
BAC Capital Trust XIX
BAC Capital Trust XX
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255
Ladies and Gentlemen:
     We have acted as tax counsel to each of Bank of America Corporation (the “Corporation”), a Delaware corporation, and BAC Capital Trust XVI, BAC Capital Trust XVII, BAC Capital Trust XVIII, BAC Capital Trust XIX and BAC Capital Trust XX (each a “Trust” and collectively the “Trusts”), in connection with the filing of a shelf registration statement on Form S-3 by the Corporation and the Trusts (the “Registration Statement”). The Registration Statement registers an unspecified aggregate amount of securities which may be issued by the Corporation and any of the Trusts.
     We hereby confirm that, although the respective discussions set forth under the heading “U.S. Federal Income Tax Considerations” in the prospectuses filed with the Registration Statement do not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the securities described in each such prospectus, in our opinion, each such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of such securities, based upon current law. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions.
     We hereby consent to the use of our name under the headings “U.S. Federal Income Tax Considerations” and “Legal Matters” in the prospectus relating to the capital securities of the Trusts. We further consent to your filing a copy of this opinion as Exhibit 8.1 to the Registration Statement. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended,

April 20, 2009

or the rules and regulations of the Securities and Exchange Commission thereunder. This opinion is expressed as of the date hereof and applies only to the disclosure under the heading “U.S. Federal Income Tax Considerations” set forth in the prospectuses filed as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.
Very truly yours,
/s/ Morrison & Foerster LLP